EXHIBIT 8(q)(1)

                      AMENDMENT TO PARTICIPATION AGREEMENT



     The Participation Agreement, dated as of November 1, 1999, between TRANSAMERICA VARIABLE INSURANCE FUND, INC., TRANSAMERICA INVESTMENT MANAGEMENT, LLC, and PFL LIFE INSURANCE COMPANY ("the Agreement") is hereby amended as follows:

     WHEREAS, Peoples Benefit Life Insurance Company ("Peoples Benefit"), an affiliate of PFL Life Insurance Company, has registered or will register certain variable annuity contracts and/or variable life insurance policies (both the contracts and policies, collectively, "Policies") under the Securities Act of 1933; and

     WHEREAS, Peoples Benefit has, by resolution of its Board of Directors, duly organized and established the Peoples Benefit Life Insurance Company Separate Account V ("Account V") as a segregated asset account to receive, set aside and invest assets attributable to net premiums and payments received under the Policies; and

     WHEREAS, Peoples Benefit has registered or will register the Account as a unit investment trust under the Investment Company Act of 1940; and

     WHEREAS, to the extent permitted by applicable insurance law and regulation, Peoples Benefit intends to purchase shares in one or more portfolios of the Fund to fund the Policies on behalf of Account V, and

     WHEREAS, the Fund intends to sell shares of the Portfolio(s) to Account V at net asset value; and

     WHEREAS, all of the current parties is desirous of adding Peoples
Benefit as a party, subject to the same terms and conditions, to the Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED that Peoples Benefit is authorized to acquire shares issued by the Fund, subject to the terms and conditions of this Agreement, and that Schedule A to the Participation Agreement is hereby amended to add Advisor's Edge Variable Annuity and Advisor's Edge Select Variable Annuity.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Addendum to be executed in its name and on its behalf by its duly authorized representative as of July 28, 2000.


PFL LIFE INSURANCE COMPANY                  TRANSAMERICA VARIABLE INSURANCE
By its authorized officer                   FUND, INC.
                                            By its authorized officer

By: /s/ Larry N. Norman                     By: /s/ William T. Miller
   ----------------------------------          ---------------------------------

Title:  President                           Title:  Treasurer
      -------------------------------             ------------------------------

Date:   August 7, 2000                      Date:   August 3, 2000
     --------------------------------            -------------------------------

TRANSAMERICA INVESTMENT                     PEOPLES BENEFIT LIFE
MANAGEMENT, LLC                             INSURANCE COMPANY
By its authorized officer                   By its authorized officer

By: /s/ William T. Miller                   By: /s/ Larry N. Norman
   ----------------------------------          ---------------------------------

Title:  Chief Operating Officer             Title:  Executive Vice President
      -------------------------------             ------------------------------

Date:   August 3, 2000                      Date:   August 7, 2000
     --------------------------------            -------------------------------

Effective July 28, 2000


                               AMENDED SCHEDULE A
                               ------------------



Extra Variable Annuity
Endeavor Variable Annuity
Endeavor ML Variable Annuity
Endeavor Platinum Variable Annuity
AUSA Endeavor Variable Annuity
Access Variable Annuity
Retirement Income Builder II Variable Annuity
Legacy Builder Plus
Advisor's Edge Variable Annuity
Advisor's Edge Select Variable Annuity